Megola Signs $50M Agreement with Vulcan Technologies for 10 Year Railroad Contract

Agreement provides for Megola to receive $750,000 working capital advance on future royalty payments

POINT EDWARD, ONTARIO – January 20, 2009 – Megola Inc. (Other OTC:MGOA.PK - News) announced the signing of a Distribution and Sale Agency and Royalty Agreement with Vulcan Technologies, LLC, for the Hartindo line of Anti-Fire Products.

Joel Gardner, President and CEO of Megola Inc., stated, "Megola continues to move forward with its goal of bringing the Hartindo Line of Anti-Fire Products to the North American marketplace.  With the successes of the advanced testing to date, we continue to demonstrate that Hartindo products are the next generation of fire inhibiting and extinguishing products from both an industry efficacy and environmental impact point of view.  Attracting a company such as Vulcan shows how far reaching and lucrative the product applications can be."

Highlights of the Agreement include, but are not limited to, the following:

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Vulcan is granted exclusive distribution/sales representative rights for the Hartindo Product Line in the countries of Canada and Mexico to the railroad industry (the “Railroad Industry”) for a ten (10) year term.

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Vulcan is granted co-exclusive distribution/sales representative rights for the Hartindo Product Line in the United States of America (the “U.S.”), to the railroad industry (the “Railroad Industry”) for a ten (10) year term.

▪	In consideration of its appointments set forth in the Agreement, Vulcan agrees to pay Megola the sum of Seven Hundred Fifty Thousand ($750,000.00) USD dollars, as follows:

(i)	a partial payment of $400,000 to Megola due five (5) business days after the execution and delivery of this Agreement by all parties, and;

(ii)	a payment of $350,000 ninety (90) days following the date of this Agreement.

▪	Vulcan shall pay to Megola a commission payment equal to twenty-five (25%) percent of Vulcan’s profit on Hartindo Products.

▪
Vulcan hereby commits to generate aggregate gross sales of the Hartindo Products in the Railroad Industry of no less than $3 Million USD on or before the second anniversary of this Agreement, and, thereafter, agrees to increase such aggregate gross sales by fifteen (15%) percent for each year thereafter, commencing with the third year of the term.

About Vulcan Technologies, LLC:

Vulcan Technologies, LLC, (Vulcan), incorporated in the State of New Jersey, was founded with the sole purpose of distributing a complete line of proprietary and environmentally-friendly “green” products. Vulcan’s management has extensive investment banking experience and contacts in many different sectors throughout the United States and Canada, including the real estate, garment, and hospital industries, and is actively conducting business with major North American railroads. In addition to management, several Vulcan advisors have years of experience securing military, municipal and security contracts throughout North America, which will assist in establishing a substantial market presence for the Hartindo product line.

For more info on Megola Inc., please visit www.megola.com

Shareholders and investors are strongly cautioned against placing undue reliance on information set forth in these communications in making any investment decisions concerning our securities.

The matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. These risks are detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission including the company's Annual Report, Quarterly Reports and other periodic filings. These forward-looking statements speak only as of the date hereof. The company disclaims any intent or obligation to update these forward-looking statements.

Contact Information:

     Megola Inc.
     Daniel Gardner
     1 888 558 6389
     IRinfo@megola.com